DREYFUS STATE MUNICIPAL BOND FUNDS - DREYFUS CONNECTICUT FUND (the “Fund”) Registration No. 811-4906

Sub-Item 77I

The Fund authorized the issuance of Class I shares, descriptions of which appear in the documents incorporated by reference below:

1. The sections of the Fund's Prospectus under the headings "Expenses," "Shareholder Guide" and "Services for Fund Investors," and the Fund's Statement of Additional Information under the headings "Management Arrangements," "How to Buy Shares," "Distribution Plan and Shareholder Services Plan," "How to Redeem Shares" and "Shareholder Services", incorporated by reference to Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A, filed on December 12, 2008, effective as of December 15, 2008 (“Post-Effective Amendment No. 51).

2. The Fund's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 51.